Asset Purchase Agreement

by and among

RadiSys Corporation,
an Oregon corporation,

S-Link, Corp.,
a Delaware corporation,

and

Seamus Gilchrist

April 18, 2001

RECITALS
ARTICLE I PURCHASE AND SALE OF ASSETS
1.1 Assets.
(a) Real Property Leases.
(b) Personal Property.
(c) Software and Source Code.
(d) Contracts.
(e) Intellectual Property.
(f) Promotional Materials.
(g) Records.
(h) Permits and Licenses.
(i) Accounts Receivable.
(j) Other Intangibles.
(k) Rights to Equipment and Commercial and Other Software.
1.2 Excluded Assets.
(a) Cash.
(b) Minute Books.
(c) Sale Proceeds.
(d) Non-Assignable Contracts or Permits.
(e) Other Excluded Assets.
1.3 Limited Assumption of Liabilities.
1.4 Closing.
ARTICLE II PURCHASE PRICE
2.1 Purchase Price; Payment.
2.2 Allocation of Purchase Price.
2.3 Transfer Taxes.
ARTICLE III FURTHER AGREEMENTS
3.1 Further Assurances.
3.2 Employee Benefit Plans.
ARTICLE IV REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties of S-Link and Gilchrist.
4.1.1 Organization and Status.
4.1.2 Corporate Authority.
4.1.3 Capitalization.
4.1.4 Governmental Filings.
4.1.5 No Adverse Consequences.
4.1.6 Financial Statements.
4.1.7 Undisclosed Liabilities.
4.1.8 Absence of Certain Changes or Events.
4.1.9 Prohibited Payments.
4.1.10 Litigation.
4.1.11 Compliance with Laws; Judgments.
4.1.12 Employment Matters.
4.1.12.1 Labor Matters.
4.1.12.2 Employee Benefits.
4.1.12.3 Employment Agreements.
4.1.12.4 Compensation.
4.1.12.5 Confidentiality and Inventions Agreements.
4.1.13 Title to and Condition of Real Property.
4.1.14 Title to and Condition of Personal Property.
4.1.15 Software and Intellectual Property.
4.1.19 Taxes.
4.1.20 Related Party Interests.
4.1.21 No Restrictions.
4.1.22 Environmental Conditions.
4.1.23 Consents and Approvals.
4.1.24 Receivables.
4.1.25 Product Warranties.
4.1.26 Customer Information.
4.1.27 Customer Programs.
4.1.28 Effects of Transfer.
4.1.29 Brokers and Finders.
4.1.30 Reliance.
4.1.31 Accuracy of Representations and Warranties.
4.1.32 Promissory Notes.
4.1.33 Distribution of Proceeds.
4.1.34 Assets Used in Business.
4.2 Representations and Warranties of RadiSys.
4.2.1 Organization and Status.
4.2.2 Corporate Authority.
4.2.3 Governmental Filings.
4.2.4 Validity of Contemplated Transactions.
4.2.5 Brokers and Finders.
ARTICLE V CONDITIONS
5.1 Conditions to the Obligations of All Parties.
5.1.1 Regulatory Approvals.
5.1.2 Litigation.
5.2 Conditions to the Obligations of S-Link.
5.2.1 Representations, Warranties and Covenants.
5.2.2 Purchase Price.
5.2.3 Transfer Documents.
5.2.4 Bridge Loan Certificate.
5.3 Conditions to the Obligations of RadiSys.
5.3.1 Representations, Warranties and Covenants.
5.3.2 Opinion of Counsel.
5.3.3 Consents and Approvals.
5.3.4 No Material Adverse Change.
5.3.5 Escrow Letter and Good Standing Certificate.
5.3.6 Related Party Agreements.
5.3.7 RadiSys Employee Agreements.
5.3.8 Transfer Documents.
5.3.9 Delivery of Payoff Letters.
5.3.10 Name Change.
ARTICLE VI SURVIVAL AND INDEMNIFICATION
6.1 Survival.
6.2 Indemnification by Gilchrist.
6.3 Limitation.
6.4 Claim Procedure for Indemnification.
6.4.1 Notice.
6.4.2 Response to Third Party Claim.
6.4.3 Diligent Conduct.
6.5 Exclusive Remedy.
ARTICLE VII MISCELLANEOUS AND GENERAL
7.1 Payment of Expenses.
7.2 Entire Agreement.
7.3 Assignment.
7.4 Binding Effect;
7.5 Amendment and Modification.
7.6 Notices.
7.7 Choice of Law.
7.8 Attorneys’ Fees.
7.9 Separability.
7.10 Taxable Transaction.
7.11 Tax Clearance Certificate.
EX-2.2: ASSET PURCHASE AGREEMENT
EX-10.12: EXECUTIVE CHANGE OF CONTROL AGREEMENT
EX-21.1: LIST OF SUBSIDIARIES
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-24.1: POWERS OF ATTORNEY

EXHIBITS

EXHIBIT	IDENTIFICATION

EXHIBIT A	FORM OF CONFIDENTIALITY AND INVENTION AGREEMENT OF S-LINK

EXHIBIT B	FORM OF RADISYS EMPLOYEE AGREEMENT

EXHIBIT C	FORM OF PAYOFF LETTER

TABLE OF DISCLOSURE SCHEDULES

Schedule Number	Content

1.1(a)	Real Property Leases

1.1(b)	Tangible Personal Property

1.1(c)	Software and Source Code

1.1(d)	Contracts

1.1(e)	Intellectual Property

1.1(h)	Permits

1.1(k)	Commercial Licenses

1.2(e)	Other Excluded Assets

1.3	Assumed Liabilities

4.1	Representations and Warranties of S-Link and Gilchrist

4.1.3	Capitalization

4.1.6	Balance Sheets

4.1.7	Undisclosed Liabilities

4.1.8	Absence of Certain Changes and Events

4.1.12.2	Employee Benefits

4.1.12.3	Employment and Supervisory Manuals

4.1.12.4	Compensation

4.1.15(a)	Infringement

4.1.15(b)	Software and Intellectual Property

4.1.16	Agreements and Arrangements

4.1.19	Tax Extensions

4.1.20	Related Party Interests

4.1.23	Consent, Approval, Or Authorization Of, Or Filing Or Registration With, Governmental Entities

4.1.25	Product Warranty

4.1.26	Customer Information

4.1.27	Customer Programs

4.1.32	Promissory Notes

5.3.7	RadiSys Employee Agreements

5.3.9	Payoff Letters

TABLE OF APPENDICES

Appendix	Content

Appendix A	Software Under Development

Appendix B	Intellectual Property

Appendix C	Software Licenses

Appendix D	Capitalization

Appendix E	Stock Options

v

Appendix	Content

Appendix F	Balance Sheet March 31, 2001

Appendix G	Balance Sheet December 31, 2000

Appendix H	Product Warranty

Appendix I	Customer Programs

Appendix J	Creditors

INDEX OF DEFINED TERMS

DEFINED TERM	SECTION NO.

2000 Balance Sheet	4.1.6

Agreement	Initial Paragraph of Agreement

Approvals	4.1.4

Assets	1.1

Assumed Liabilities	1.3

Bridge Loan	2.1

Business	Recitals

Bylaws	4.1.1

Certificate of Incorporation	4.1.1

Claim Notice	6.4.1

Closing Date	1.5

Closing	1.4

Code	2.2

Commercial Licenses	1.1	(k)

Consent Required Contracts	1.1	(d)

Contracts	1.1	(d)

Current Balance Sheet	4.1.6

Damages	6.2

ERISA	4.1.12.2

ERISA Plans	4.1.12.2

Excluded Assets	1.2

Financial Statements	4.1.6

Gilchrist	Initial Paragraph of Agreement

Governmental Entity	4.1.4

Indemnified Party	6.4.1

Indemnifying Party	6.4.1

Intangibles	1.1	(j)

Intellectual Property	1.1	(e)

Leased Facilities	1.1	(a)

Licensed Technology Agreements	4.1.15	(b)

Material Adverse Effect	4.1.1

Note Holder	4.1.32

Permits	1.1	(h)

Personal Property	1.1	(b)

Prepaid Amounts	2.1

Promotional Materials	1.1	(f)

Purchase Price	2.1

RadiSys Disclosure Schedule	4.2

RadiSys Employee Agreement	5.3.7

RadiSys	Initial Paragraph of Agreement

Real Property Leases	1.1	(a)

DEFINED TERM	SECTION NO.

Receivables	1.1	(i)

Records	1.1	(g)

Returns	4.1.19.1

Section 412 Plan	4.1.12.2

S-Link	Initial Paragraph of Agreement

S-Link Common Stock	4.1.3

S-Link Disclosure Schedule	4.1

S-Link Plans	4.1.12.2

S-Link Preferred Stock	4.1.3

Software	1.1	(c)

Third Party Claim	6.4.1

Transferable Contracts	1.1	(d)

ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of April 18, 2001, is among RadiSys Corporation, an Oregon corporation (“RadiSys”), S-Link, Corp., a Delaware corporation (“S-Link”), and Seamus Gilchrist, Chief Executive Officer of S-Link (“Gilchrist”).

RECITALS

         A.    S-Link is engaged in the business of providing software products and engineering services for SS-7 protocols and applications (the “Business”).

         B.    S-Link desires to sell, and RadiSys desires to buy, certain assets of S-Link used in the Business on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

         In consideration of the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

         1.1    Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below) S-Link shall sell, assign, and deliver to RadiSys, and RadiSys shall purchase from S-Link, certain assets, properties and rights owned, used or held for use by S-Link pertaining to the Business. The Assets shall not include any of the Excluded Assets described in Section 1.2, but shall include the following (collectively, the “Assets”):

                  (a)    Real Property Leases. The real property leases (“Real Property Leases”) to which S-Link is a party with respect to the parcels of real property described on

Schedule 1.1(a) to this Agreement, together with all improvements, fixtures and appurtenances thereto and rights (real and personal) therein (collectively, the “Leased Facilities”);

                  (b)    Personal Property. All machinery, equipment, vehicles, tools, tooling, supplies, spare parts, assembled products and any parts inventory held for testing and lab trials or otherwise, furniture, fixtures and other items of tangible personal property, including but not limited to tangible personal property listed on Schedule 1.1(b), plus (i) any replacements or additions thereto before the Closing Date (as defined below); (ii) any express or implied warranty by the manufacturers or sellers of any item or component part thereof, to the extent transferable; and (iii) all maintenance records, brochures, catalogues and other documents relating to such personal property or to the installation or functioning thereof (collectively, the “Personal Property”);

                  (c)    Software and Source Code. All of S-Link’s right, title and interest in the software products developed by S-Link, including without limitation the software products completed and in process, and those listed in Schedule 1.1(c), and all related source and object code, including, without limitation, development documentation, flow charts, specifications, system build software, testing tools and documentation, scripts, support tools and environment and other materials necessary to develop, maintain, modify or implement the software, and all media of whatever kind on which such code resides, less any inventory of such media disposed of in the ordinary course of business before the Closing Date (collectively, the “Software”);

                  (d)    Contracts. All rights, benefits and interests of S-Link under the contracts, agreements, Real Property Leases, purchase orders and other commitments listed on Schedule 1.1(d) and identified (i) as “Transferable” (the “Transferable Contracts”); (ii) as “Transferable Only With Consent” (the “Consent Required Contracts”), to the extent consent to transfer the Consent Required Contracts has been duly obtained; or (iii) as “Subsequent Contracts” which is defined to mean all Consent Required Contracts and other contracts with customers and suppliers of the Business to the extent consent to transfer such other contracts has not been duly obtained as of the Closing Date (the Transferable Contracts, the Consent Required Contracts and the Subsequent Contracts being referred to in this Agreement collectively as the “Contracts”);

                  (e)    Intellectual Property. All of S-Link’s right, title and interest in the patents, patent applications, inventions upon which patent applications have not yet been filed, service marks, trade names, including the name “S-Link, Corp.,” trademarks, trademark registrations and applications, copyrighted works, copyright registrations and applications, trade secrets, formulae, technology, designs, processes, inventions, know-how, and other intellectual property rights, both domestic and foreign, and any and all goodwill associated therewith, including but not limited to the intellectual property listed on Schedule 1.1(e) to this Agreement, or relating to the Software, owned or licensed to S-Link for use in the Business (collectively, the “Intellectual Property”);

                  (f)    Promotional Materials. All sales and promotional literature, data sheets, instructional materials, catalogs and similar materials of S-Link, regardless of whether those materials exist in written, electronic, magnetic or other form (collectively, the “Promotional Materials”);

                  (g)    Records. All operating data and records of S-Link, including, without limitation, records, files, customer and prospect lists, supplier lists, accounting records, personnel records, business records, maintenance records, statistical process control data and other similar documents and records, whether those materials exist in written, electronic, magnetic or other form, but excluding the corporate minute books, stock books or other corporate records not related to the conduct of the Business (collectively, the “Records”); provided, that S-Link may copy any records prior to Closing and subsequent to Closing and S-Link, Gilchrist and their accountants and attorneys may examine such records after reasonable notice to RadiSys;

                  (h)    Permits and Licenses. All permits, licenses, consents, authorizations, certificates, registrations and other approvals granted by any federal, state, local or foreign court or other governmental authority required for the conduct of the Business as listed on Schedule 1.1(h), to the extent transferable (collectively, the “Permits”);

                  (i)    Accounts Receivable. All of S-Link’s rights and interests in and to the accounts receivable (the “Receivables”) related to the Business;

                  (j)    Other Intangibles. To the extent transferable, all of S-Link’s rights to judgments, claims, causes or rights of action, demands and other intangible property rights of S-Link, including, without limitation, obsolete product designs, restrictive covenants, confidentiality obligations and similar obligations of present and former employees and officers of S-Link (collectively, “Intangibles”); and

                  (k)    Rights to Equipment and Commercial and Other Software. To the extent transferable, all of S-Link’s rights to use the equipment and software listed on Schedule 1.1(k) (collectively, the “Commercial Licenses”); provided that notwithstanding anything to the contrary contained in this Agreement, S-Link shall have no obligation to obtain consent to assign the Commercial Licenses.

         The Assets shall be transferred to RadiSys free and clear of any and all claims, liens, mortgages, security interests, encumbrances, charges or other restrictions.

         1.2    Excluded Assets. Notwithstanding anything in this Agreement to the contrary,

the following assets (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:

                  (a)    Cash. Cash, commercial paper, marketable securities, bank accounts, certificates of deposit and other bank deposits, treasury bills, other cash equivalents and rebates received by S-Link prior to Closing;

                  (b)    Minute Books. Corporate minute books, stock books, the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, blank stock certificates, and other documents relating to the organization, maintenance, and existence of S-Link as a corporation and other corporate records not related to the conduct of the Business;

                  (c)    Sale Proceeds. All rights of S-Link pursuant to this Agreement, including the proceeds of the sale contemplated in this Agreement and other payments to S-Link contemplated in this Agreement (or under any other agreement between S-Link and RadiSys entered into on or after the date of this Agreement);

                  (d)    Non-Assignable Contracts or Permits. This Agreement shall not constitute a sale or assignment of any right, title or interest in, to or under any Consent Required Contract, Subsequent Contract or any Permit or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of RadiSys or S-Link thereunder, unless and until any such required consent has been obtained and is in full force and effect; and

                  (e)    Other Excluded Assets. The Assets described on Schedule 1.2(e) and all other assets, properties and rights of S-Link which are not used primarily in the Business.

         1.3    Limited Assumption of Liabilities. At the Closing, RadiSys shall assume the following obligations (i) S-Link’s obligations arising after the Closing Date under the Contracts and (ii) all of S-Link’s obligations set forth on Schedule 1.3 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, RadiSys shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of S-Link of any kind, description or character, whether accrued, absolute, contingent or otherwise and whether or not disclosed on the Disclosure Schedule delivered to RadiSys pursuant to Article IV of this Agreement, including, but not limited to, any liability, obligation, debt, charge or expense related to taxes, environmental matters, employee benefits, obligations or policies, judgments, product liability or contractual claims.

         1.4    Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur on the date of this Agreement, at the offices of Stoel Rives LLP or such other time and place as the parties shall agree (the “Closing Date”). At or before the Closing, all of the conditions set forth in Article V of this Agreement are to be fulfilled.

ARTICLE II
PURCHASE PRICE

         2.1    Purchase Price; Payment. The purchase price for the Assets (the “Purchase Price”) shall be an amount of cash equal to $4,500,000 minus the total aggregate amount of $350,000 advanced to S-Link (together with accrued and unpaid interest thereon) pursuant to the terms of the Bridge Financing Agreement and related documents dated March 23, 2001 among RadiSys and S-Link (the “Bridge Loan”) plus the aggregate amount of $33,898.95 in prepaid deposits under certain Contracts as set forth on Schedule 1.1(d) (“Prepaid Amounts”); provided that S-Link shall reimburse RadiSys for Prepaid Amounts associated with Subsequent Contracts for which consent to assignment is not obtained within 30 days of the Closing Date. The Purchase Price shall be payable to S-Link by way of immediately available funds.

         2.2    Allocation of Purchase Price. The parties agree to use reasonable efforts to agree on the allocation of the Purchase Price among the Assets and to report this transaction for state and federal tax purposes and file Internal Revenue Form 8594, captioned “Asset Acquisition Statement under Section 1060” in accordance with such allocation of the Purchase Price and not to file any tax return or report or otherwise take a position with federal or state tax authorities which is inconsistent with such allocation unless there has been a determination as defined in Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”), in which an allocation has been defined.

         2.3    Transfer Taxes. S-Link will be responsible for the payment of all Taxes (as defined in Section 4.1.19 of this Agreement) related to the transfer of Assets pursuant to this Agreement.

ARTICLE III
FURTHER AGREEMENTS

         3.1    Further Assurances.

                  (a)    At any time or from time to time after the Closing, at RadiSys’ reasonable request and sole cost, and without further consideration, S-Link shall execute and deliver to RadiSys such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as RadiSys may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to RadiSys, and to confirm RadiSys’ title to, all of the Assets, and, to the full extent permitted by applicable law, to put RadiSys in actual possession and operating control of the Business and the Assets and to assist RadiSys in exercising all rights with respect thereto, and otherwise to cause S-Link to fulfill its obligations under this Agreement.

                  (b)    S-Link and Gilchrist shall use reasonable commercial efforts to obtain (provided S-Link and Gilchrist shall not be obligated to make any payments or incur any liabilities in connection therewith), and RadiSys agrees to cooperate reasonably with S-Link and Gilchrist in their efforts to obtain (including, without limitation, the submission of reasonable financial and other pertinent information concerning RadiSys and the execution and delivery of any assumption agreements or similar documents reasonably requested by a third party), the consent of any third party to the assignment or transfer to RadiSys of all Subsequent Contracts or Permits or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of such third party, would constitute a breach thereof or in any way adversely affect the rights of RadiSys or S-Link thereunder.

                  (c)    Until consents to the assignment of the Subsequent Contracts are obtained or if such consents are not obtained, S-Link shall cooperate with RadiSys in any reasonable arrangement designed to provide for RadiSys the material benefits intended to be assigned under the relevant Subsequent Contract including the enforcement at the cost and for the account of RadiSys of any and all rights of S-Link against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

         3.2    Employee Benefit Plans.

                  (a)    S-Link will retain sponsorship of, and any and all liability in connection with, all S-Link Plans (as defined in Section 4.1.12.2).

                  (b)    Without limiting S-Link’s liability under (a) above, S-Link shall assume liability for compliance with all requirements of the Code and ERISA (as defined in Section 4.1.12.2) with respect to continuation coverage under any group health plan for any person who becomes a qualifying beneficiary in connection with the sale of the Assets by S-Link to RadiSys under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

         4.1    Representations and Warranties of S-Link and Gilchrist. S-Link and Gilchrist, jointly and severally, hereby represent and warrant to RadiSys that, except as specifically set forth in Schedule 4.1 (the “S-Link Disclosure Schedule”) in a numbered paragraph that corresponds to the section for which disclosure is made:

                  4.1.1    Organization and Status. S-Link is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased, or operated) or its business conducted require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on the financial condition or results of operations of the Business, on the Assets, on the Assumed Liabilities or on RadiSys’ ability to conduct, operate and maintain the Business (in any such case, a “Material Adverse Effect”). S-Link has all requisite corporate power and authority to own, operate, and lease its property and to carry on its businesses as they are now being conducted. S-Link has delivered to RadiSys complete and accurate copies of the Certificate of Incorporation (“Certificate of Incorporation”) and the Bylaws of S-Link (“Bylaws”), each as amended to the date of this Agreement.

                  4.1.2    Corporate Authority. S-Link has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized by the Board of Directors and stockholders of S-Link and has been validly executed and delivered by S-Link and Gilchrist. This Agreement constitutes the valid and binding obligation of each of S-Link and Gilchrist, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  4.1.3    Capitalization. S-Link’s capitalization is as set forth in Schedule 4.1.3, which lists, as of the date of this Agreement, all authorized and outstanding shares of S-Link common stock, par value $0.01 per share (“S-Link Common Stock”), shares of Series A Preferred Stock, par value $0.01 per share (“S-Link Preferred Stock”), and all options to purchase shares of S-Link Common Stock outstanding pursuant to grants made under the S-Link, Corp. Amended and Restated 1999 Stock Option Plan. All of the outstanding shares of capital stock of S-Link have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any stockholder or in violation of any applicable securities laws. Except as set forth above, or on Schedule 4.1.3, there are no shares of capital stock of S-Link authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of S-Link of any character relating to the issued or unissued capital stock or other securities of S-Link. There are no outstanding obligations of S-Link to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

                  4.1.4    Governmental Filings. No notices, reports or other filings are required to be made by S-Link with, nor are any consents, registrations, approvals, permits, or authorizations (“Approvals”) required to be obtained by S-Link from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other governmental entity (“Governmental Entity”) in connection with the execution and delivery of this Agreement by S-Link and the consummation by S-Link of the transactions contemplated hereby, except where the failure to obtain such Approvals would not have a Material Adverse Effect.

                  4.1.5    No Adverse Consequences. Neither the execution and delivery of this Agreement by S-Link or Gilchrist nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the Assets, (b) violate any provision of the Certificate of Incorporation or Bylaws of S-Link, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity applicable to S-Link or Gilchrist, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit, or other agreement, instrument, or obligation to which S-Link or Gilchrist is a party or by which any of them is bound, which will result in a Material Adverse Effect.

                  4.1.6    Financial Statements. Attached as Schedule 4.1.6 are the internally prepared balance sheet of S-Link as of December 31, 2000 (the “2000 Balance Sheet”) and the

interim balance sheet as of March 31, 2001 (the “Current Balance Sheet”) and the related statements of operations and stockholders’ equity for the twelve month and three month periods then ended (such balance sheets and statements collectively, the “Financial Statements”). The Financial Statements are complete and accurate in all material respects and present fairly the financial position and operating results of S-Link as of the dates and for the periods indicated therein, have been prepared in accordance with generally accepted accounting principles, except for the absence of notes, statements of cash flows, and are in accordance with the books and records of S-Link.

                  4.1.7    Undisclosed Liabilities. Except as set forth on Schedule 4.1.7 and for current liabilities incurred after the date of the Current Balance Sheet in the ordinary course of business and of a type and in an amount consistent with past practices and which would not have a Material Adverse Effect (either individually or in the aggregate), S-Link has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that is not accrued, reserved against, or identified in the Current Balance Sheet.

                  4.1.8    Absence of Certain Changes or Events. Except as set forth in Schedule 4.1.8, since March 31, 2001 there has not been:

                           (a)    Any damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the assets or properties of S-Link that would reasonably be expected to have a Material Adverse Effect;

                           (b)    Any increase in the rate or terms of compensation payable or to become payable by S-Link to its employees; any change in the rate or terms of any bonus, insurance, pension, or other employee benefit plan, payment or arrangement made to, for, or with any employees of S-Link; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

                           (c)    Any entry into any agreement, commitment, or transaction, or any amendment, modification or termination of any existing agreement, commitment or transaction by S-Link except as contemplated in the Bridge Loan or this Agreement;

                           (d)    Any amendment to the Certificate of Incorporation or Bylaws of S-Link;

                           (e)    Any conduct of business that is outside the ordinary course of business;

                           (f)    Any encumbrance or consent to encumbrance of any property or assets that would reasonably be expected to have a Material Adverse Effect;

                           (g)    Any indication from any customer of S-Link that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from S-Link for any reason; or

                           (h)    Any change not described above in the Assets, Assumed Liabilities, licenses, Permits, or franchises of S-Link, or in any Contract to which S-Link is a party or by which it is bound, that, either individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

                  4.1.9    Prohibited Payments. Neither S-Link nor any stockholder, officer, director, or other person or entity has, directly or indirectly, on behalf of or with respect to the business or operations of S-Link (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which S-Link sells or from which S-Link buys products, for the purpose of influencing such agent or person to buy products from or sell products to S-Link; or (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory.

                  4.1.10    Litigation. No litigation, proceeding or governmental investigation is pending or, to the knowledge of S-Link or Gilchrist, threatened against or relating to S-Link, its officers or directors in their capacities as such, or any of S-Link’s properties or businesses.

                  4.1.11    Compliance with Laws; Judgments. To S-Link’s and Gilchrist’s knowledge, S-Link has at all relevant times conducted its business in compliance with the provisions of its Certificate of Incorporation and Bylaws, and all applicable laws and regulations. To S-Link’s and Gilchrist’s knowledge, S-Link is not in violation of any applicable laws or regulations, other than violations that individually or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. S-Link is not subject to any outstanding judgment, order, writ, injunction, or decree and has not been charged with, or, to the knowledge of S-Link or Gilchrist, threatened with a charge of, a violation of any provision of any applicable law or regulation which would have a Material Adverse Effect.

                  4.1.12    Employment Matters.

                           4.1.12.1    Labor Matters. S-Link is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours, or terms of employment of its employees. To S-Link’s and Gilchrist’s knowledge, S-Link is, and has been, in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages, and hours and is not and has not been engaged in any unfair labor practice.

                           4.1.12.2    Employee Benefits. Schedule 4.1.12.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock, and option plans or arrangements), life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by S-Link (the “S-Link Plans”). The S-Link Plans that are employee welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and the S-Link Plans that are employee pension benefit plans (within the meaning of Section 3(2) of ERISA) (the “ERISA Plans”) are listed separately as “ERISA Plans” on Schedule 4.1.12.2. To S-Link’s and Gilchrist’s knowledge, the ERISA Plans comply in all material respects with the requirements of applicable law. To S-Link’s and Gilchrist’s knowledge, each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. S-Link has no obligation of any kind (whether under the terms of any S-Link Plan or under any understanding with employees that is not an S-Link Plan) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified. S-Link has never adopted, maintained, or contributed to any plan or arrangement that is or was subject to Section 412 of the Code or Title IV of ERISA (a “Section 412 Plan”). The Assets described in Section 1.1 are free and clear of any and all claims and/or liens arising from the sponsorship of any ERISA Plan by S-Link or any member of a controlled group of corporations, group of trades or business or affiliated service group (within the meaning of Sections 414(b), (c), or (m) of the Code) of which S-Link may be a part.

                           4.1.12.3    Employment Agreements. Each employee of S-Link is an “at-will” employee and there are no employment or other agreements or understandings of any kind between S-Link and any of its employees, including without limitation any agreements or understandings regarding compensation or commissions of any nature, severance payments, or retirement benefits, except as reflected in the items listed in Schedules 4.1.12.2 and 4.1.12.4. Schedule 4.1.12.3 lists all of S-Link’s written employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies, and written information have been provided to RadiSys.

                           4.1.12.4    Compensation. Schedule 4.1.12.4 contains a complete and accurate list of all current employees and consultants of S-Link, specifying their names and job designations, the total amount paid or payable as cash and noncash compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and the total amount of accrued benefits (including without limitation vacation, sick, or wellness pay) for such persons as of the Closing Date. Except as set forth on Schedule 4.1.12.4, S-Link has no discretionary bonus plans.

                           4.1.12.5    Confidentiality and Inventions Agreements. Each employee or consultant of S-Link has previously signed a confidentiality and invention agreement in the form or forms attached hereto as Exhibit A.

                           4.1.13    Title to and Condition of Real Property. S-Link has never owned any real property, and S-Link does not now own any real property. Schedule 1.1(a) contains a list of all

Leased Facilities, including the dates of and parties to all Real Property Leases and any amendments thereof. S-Link, or any predecessor, has not previously leased, occupied or used any real property. All Leased Facilities are in the same condition as they were when S-Link’s lease(s), occupancy, or use began, reasonable wear and tear excepted, and are available for immediate use in the conduct of S-Link’s Business. To S-Link’s and Gilchrist’s knowledge, neither the operations of S-Link on the Leased Facilities, nor any improvements on the Leased Facilities, violates any applicable building or zoning code or regulation of any Governmental Entity having jurisdiction. The Leased Facilities include all such real property necessary to conduct the Business of S-Link as currently conducted. To S-Link’s and Gilchrist’s knowledge, none of the Leased Facilities have been condemned or otherwise taken by public authority and no such taking is to the knowledge of S-Link or Gilchrist threatened or contemplated.

                  4.1.14    Title to and Condition of Personal Property. Schedule 1.1(b) contains a complete and accurate list of all Personal Property with a fair market value of $1,000 or more owned by S-Link. S-Link has good and marketable title to all of the Personal Property, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Personal Property and all personal property covered by the personal property leases listed on Schedule 1.1(d) is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the Business. All Personal Property and all personal property covered by the personal property leases listed on Schedule 1.1(d) and the state of maintenance thereof are in compliance with all applicable laws and regulations except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

                  4.1.15    Software and Intellectual Property.

                           (a)    Except as set forth on Schedule 4.1.15(b), the Software has been developed by S-Link employees or independent contractors of S-Link who have assigned their rights to S-Link and S-Link is the sole owner of all the Software, free and clear of all liens, claims, encumbrances or adverse claims of any third party and there are no restrictions specific to S-Link’s use or license of the Software. S-Link owns, or has a valid license to use, all of the Intellectual Property. Schedule 1.1(e) contains a complete and accurate list of all applications and registrations for copyrights, trademarks, and patents owned by or licensed to S-Link. Schedule 1.1(e) also contains a description of all agreements or licenses relating to the acquisition by or license to S-Link of such Intellectual Property or under which S-Link has sold or granted a right to use any Intellectual Property. Except as set forth on Schedule 4.1.15(b), all Intellectual Property owned by S-Link is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party and there are no restrictions specific to S-Link’s use or license of the owned Intellectual Property. Except as set forth on Schedule 4.1.15(a), neither the development, use or license of the Software nor the conduct of S-Link’s Business conflicts with or infringes upon any U.S. patent, trademark, copyright or trade secrets of the several states of any other person and no claims of conflict or infringement are pending or, to S-Link’s and Gilchrist’s knowledge, threatened against S-Link. S-Link has made all necessary filings and recordations and has paid all required fees and taxes to record and maintain its ownership of its patented or registered Intellectual Property in the United States Patent and Trademark Office.

                           (b)    Schedule 4.1.15(b) contains a complete and accurate list of all agreements or rights pertaining to any material technology used or practiced by S-Link in the Business as to which a person other than S-Link owns any intellectual property rights and all software that is used by S-Link in the Business that is not exclusively owned by S-Link, excluding the Commercial Licenses (the “Licensed Technology Agreements”). Except as set forth in Schedule 4.1.15(b): (i) all Licensed Technology Agreements are in full force and effect, and S-Link is not in material breach thereof; (ii) there are no written notices of any disputes or disagreements with respect to any Licensed Technology Agreement; and (iii) the rights licensed under each Licensed Technology Agreement shall be exercisable by RadiSys after the Closing Date to the same extent as exercisable by S-Link prior to the Closing Date (subject to obtaining the requisite consents to transfer those Licensed Technology Agreements identified in Schedule 4.1.15(b) as Consent Required Contracts). Notwithstanding anything to the contrary contained in this Agreement, S-Link’s right and title to use the Commercial Licenses is being transferred to RadiSys in as-is where-is condition and without consent, representation or warranty with respect to the same.

                  4.1.16    Certain Contracts and Arrangements. Schedule 4.1.16, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments to this Agreement, to which S-Link is a party or by which it is bound:

                           (a)    any mortgage, note, or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

                           (b)    any contract, agreement, purchase order, or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by S-Link exceeds $5,000;

                           (c)    contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

                           (d)    contracts or agreements with agents, brokers, consignees, sales representatives, or distributors relating to the sale of products or services;

                           (e)    confidentiality or inventions assignment agreements with parties other than employees of S-Link; and

                           (f)    any other contract, instrument, agreement, or obligation not described in any other Schedule that contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days’ notice or less and the annual amount either due to or payable by S-Link exceeds $5,000 for any single contract.

                  4.1.17    Status of Contracts and Real Property Leases. Each of the Contracts and Real Property Leases and the agreements described in Section 4.1.12.5 is in full force and effect and is valid, binding and enforceable by S-Link in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by S-Link under any Contract or Real Property Lease, and neither S-Link nor Gilchrist is aware of any event that has occurred that (whether with or without notice, lapse of time or both) would constitute a material default of S-Link under any Contract or Real Property Lease. There is no pending or, to the knowledge of S-Link or Gilchrist, threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which S-Link is lessee or sublessee. Except for the Subsequent Contracts, all other parties to the Consent Required Contracts and Real Property Leases have consented to the consummation of the transactions contemplated by this Agreement and the assignment of the Consent Required Contracts and Real Property Leases to RadiSys, without modification of the rights or obligations of S-Link under the Consent Required Contracts and Real Property Leases. Complete and accurate copies of all Contracts and Real Property Leases have been delivered to RadiSys. Neither S-Link nor Gilchrist is aware of any default by any other party to any Contract or Real Property Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract or Real Property Lease, and, to the knowledge of S-Link or Gilchrist, there are no facts that exist indicating that any of the Contracts or Real Property Leases may be totally or partially terminated or suspended by the other parties. S-Link has not granted any waiver or forbearance with respect to any material rights under any of the Contracts or Real Property Leases.

                  4.1.18    Permits and Licenses. Schedule 1.1(h) contains a complete and accurate list of all Permits held by S-Link, if any, listed by Governmental Entity. To S-Link’s and Gilchrist’s knowledge, S-Link holds, and at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities and other authorities having jurisdiction over it or any part of its operations. To S-Link’s and Gilchrist’s knowledge, S-Link is in compliance with each of the terms of its Permits. Complete and accurate copies of all Permits held by S-Link have been delivered to RadiSys.

                  4.1.19    Taxes.

                  4.1.19.1    Returns. S-Link has filed when due all federal, state, local, foreign and other returns, reports, forms, declarations, and information returns required to be filed by it with respect to Taxes (as defined below) that relate to the Business, results of operations, financial condition, properties, or assets of S-Link (collectively, the “Returns”) and has paid on a timely basis all Taxes shown to be due on the Returns. S-Link is not, and S-Link has never been, an “S” corporation under the Code or part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local, or foreign law. S-Link is not, and S-Link has never been, a party to any tax-sharing or tax-allocation agreement. S-Link does not have any liability for Taxes of any person (other than itself), whether arising under federal, state, local, or foreign law, as a transferee or successor, by contract, or otherwise. No extensions of time have been requested for Returns that have not been filed and no statute of limitations has been waived with respect to any Tax except as set forth on Schedule 4.1.19. No Returns have been examined by the applicable taxing authorities for any period to and including the Closing Date and, except as set forth on Schedule 4.1.19, S-Link has not received any notice of claim or audit from any taxing authority with respect to itself and Gilchrist does not have any knowledge of any pending claims or audits of S-Link’s tax returns. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. All Returns filed are complete and accurate in all material respects and no additional Taxes are owed by S-Link with respect to the periods covered by the Returns. S-Link has provided RadiSys with complete and accurate copies of Returns for each of S-Link’s fiscal years 1998 through 2000, and all schedules and attachments to this Agreement. There are, and as a result of the transactions contemplated by this Agreement will be, no liens for Taxes upon S-Link or any of its properties or assets, including without limitation the Assets. S-Link is not now and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has never been a United States real property holding corporation as defined in Section 897(c) of the Code.

                  4.1.19.2    Taxes Paid or Reserved. All Taxes that S-Link has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority. S-Link has not filed a consent pursuant to Section 341(f) of the Code nor has S-Link agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by S-Link.

                  4.1.19.3    Definition. The term “Tax” or “Taxes” means all federal, state, local, or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property, or other taxes, fees, assessments, or tax charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

                  4.1.20    Related Party Interests. Except as listed in Schedule 4.1.20 and for ownership of less than 5% of the outstanding stock of any publicly traded company so long as such ownership does not involve participation in the management of such company, no stockholder, officer, employee or director of S-Link (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to S-Link’s Business, (b) is indebted to S-Link, (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with S-Link, or (d) has any other arrangement or agreement with S-Link, including without limitation any registration rights agreement, stock purchase agreement, or similar arrangement. True and complete copies of all agreements listed on Schedule 4.1.20 have been provided to RadiSys. Except as set forth in Schedule 4.1.20, S-Link is not indebted to any of its stockholders, directors, employees or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from S-Link to any of its stockholders, officers, directors, or employees (or any entity owned or controlled by one or more of such parties).

                  4.1.21    No Restrictions. No contract or agreement to which S-Link is a party or by which it is bound or to which any of its properties or assets is subject limits the freedom of S-Link to compete in any line of business or with any person. Neither Gilchrist nor, to the knowledge of S-Link and Gilchrist, any of the employees of S-Link is obligated under any contract (including licenses, covenants, or commitments of any nature), or subject to any judgment, decree, or order of any Governmental Entity, that would interfere with the use of his or her reasonable efforts to promote the interests of the Business or that would conflict with the Business of S-Link as now conducted or currently proposed to be conducted.

                  4.1.22    Environmental Conditions.

                  4.1.22.1    Compliance. The business, assets, and operations of S-Link at each of the Leased Facilities during the period S-Link occupied such Leased Facilities,

are and have been in compliance with all Environmental Laws (as defined below) and all Permits required for the operations of S-Link under any Environmental Law. These Permits are listed separately in Schedule 1.1(h). There are no pending or, to the knowledge of S-Link or Gilchrist, threatened claims, actions or proceedings against S-Link under any Environmental Law or related Permit.

                  4.1.22.2    Definitions. As used in this Agreement, “Environmental Law” means any applicable federal, state, foreign, or local statute, ordinance, or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such statutes, ordinances or regulations.

                  4.1.23    Consents and Approvals. Except as set forth in Section 4.1.4 and on Schedules 1.1(d) and 4.1.23, no consent, approval, or authorization of, or filing or registration with, any Governmental Entity or any other entity or person not a party to this Agreement is required to be obtained or made by S-Link or Gilchrist for the consummation of the transactions described in this Agreement.

                  4.1.24    Receivables. Each of the Receivables of S-Link (including notes receivable, accounts receivable, loans receivable, and advances) has arisen only from bona fide transactions in the ordinary course of S-Link’s Business and to the knowledge of S-Link and Gilchrist will be fully collectible when due, or in the case of each account receivable, within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable.

                  4.1.25    Product Warranties. Schedule 4.1.25 contains S-Link’s standard form of product warranty, infringement indemnity, and limitation of liability provisions and a copy of each negotiated warranty, indemnity, and limitations provision that differs materially from the standard form. Neither S-Link nor its predecessors has undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Schedule 4.1.25. All products under warranty as of the date of this Agreement conform to S-Link’s warranty for such products and S-Link has performed all warranty service in conformity with existing warranty obligations.

                  4.1.26    Customer Information. Schedule 4.1.26 lists (a) every outstanding purchase order received by S-Link for more than $5,000 by customer as of January 1, 2001 and (b) the top 10 S-Link customers for each of the last two fiscal years measured by the aggregate annual revenue for each customer for each of the last two fiscal years. Since December 31, 2000, no customer required to be disclosed on Schedule 4.1.26 has canceled or otherwise modified in any material adverse respect its relationship with S-Link and S-Link has not received notice that any such customer intends to cancel or otherwise modify in any material adverse respect its relationship with S-Link except as disclosed on Schedule 4.1.26.

                  4.1.27    Customer Programs. Except as disclosed on Schedule 4.1.27, there are no trade allowance, billback, rebate, discount or similar programs of a material nature currently in effect with the customers of S-Link, regardless of whether S-Link currently has an actual or contingent unpaid liability thereunder.

                  4.1.28    Effects of Transfer. The transfer of Assets to RadiSys pursuant to this Agreement will not render S-Link insolvent or unable to pay its debts, liabilities and obligations as they become due.

                  4.1.29    Brokers and Finders. S-Link has not incurred any liability for any brokerage or investment banking fees, commissions or finders’ fees in connection with the transaction contemplated under this Agreement.

                  4.1.30    Reliance. Each of S-Link and Gilchrist recognizes and agrees that, notwithstanding any investigation by RadiSys, RadiSys is relying upon the representations and warranties made by S-Link and Gilchrist in this Agreement.

                  4.1.31    Accuracy of Representations and Warranties. None of the representations or warranties of S-Link or Gilchrist contained in this Agreement contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Neither S-Link nor Gilchrist knows of any fact that has resulted or that, in the reasonable judgment of S-Link or Gilchrist may result, in a Material Adverse Effect.

                  4.1.32    Promissory Notes. Schedule 4.1.32 sets forth a complete list of (a) each party holding a promissory note from S-Link (each a “Note Holder”), (b) the principal and accrued interest owed as of April 18, 2001, and (c) the address of each Note Holder.

                  4.1.33    Distribution of Proceeds. No preferred stockholder or creditor will have any lien or claim against the Assets after the Closing Date. As of the Closing Date, all of the stockholders of S-Link will have been notified of the approval by S-Link’s stockholders of this Agreement and the transactions contemplated by this Agreement.

                  4.1.34    Assets Used in Business. The Assets listed in the Schedules to this Agreement list all of the assets used primarily in the Business other than the Excluded Assets.

                  4.1.35    No Transfer of Certain Third Party Proprietary Information. The Assets transferred to RadiSys do not include or contain any trade secrets or other information that has been designated as confidential or proprietary by any person pursuant to an agreement with S-Link that is not included in the Contracts. S-Link has instructed its employees not to disclose any such information to third parties.

         4.2    Representations and Warranties of RadiSys. RadiSys hereby represents and warrants to S-Link that, except as specifically set forth in Schedule 4.2 (the “RadiSys Disclosure Schedule”) in a numbered paragraph that corresponds to the section for which disclosure is made:

                  4.2.1    Organization and Status. RadiSys is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased, or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on RadiSys. RadiSys has all requisite corporate power and authority to own, operate, and lease its property and to carry on its businesses as they are now being conducted.

                  4.2.2    Corporate Authority. RadiSys has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of RadiSys and duly and validly executed and delivered by RadiSys. This Agreement constitutes the valid and binding obligation of RadiSys, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  4.2.3    Governmental Filings. No notices, reports or other filings are required to be made by RadiSys with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by RadiSys from, any Governmental Entity in connection with the execution and delivery of this Agreement by RadiSys and the consummation by RadiSys of the transactions contemplated hereby.

                  4.2.4    Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by RadiSys will not contravene any provision of RadiSys’ articles of incorporation or bylaws and will not result in a breach of, or constitute a default under, any agreement or other document to or by which RadiSys is a party or is bound, or any decree, order or rule of any court or governmental agency or any provision of applicable law which is binding on RadiSys, except for breaches and defaults that would not have a material adverse effect on the financial condition or results of operations of RadiSys.

                  4.2.5    Brokers and Finders. RadiSys has not incurred any liability for any brokerage or investment banking fees, commissions or finders’ fees in connection with the transaction contemplated under this Agreement.

ARTICLE V
CONDITIONS

         5.1    Conditions to the Obligations of All Parties. The obligations of S-Link and RadiSys to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by both parties at or before the Closing of each of the following conditions:

                  5.1.1    Regulatory Approvals. The parties will have made all filings and received all approvals of any Governmental Entity of competent jurisdiction necessary to consummate the transactions contemplated by this Agreement, and each of such approvals will be in full force and effect at the Closing and not subject to any condition that requires the taking or refraining from taking of any action that would have a material adverse effect on S-Link or on RadiSys or its subsidiaries.

                  5.1.2    Litigation. There will not be in effect any order, decree, or injunction of any Governmental Entity of competent jurisdiction restraining, enjoining, or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree, or injunction set aside or lifted), and there will have been no action taken, and no statute, rule, or regulation enacted, by any Governmental Entity in the United States that would prevent the consummation of the transactions contemplated by this Agreement.

         5.2    Conditions to the Obligations of S-Link. The obligations of S-Link to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by S-Link at or before the Closing of each of the following conditions:

                  5.2.1    Representations, Warranties and Covenants. The representations and warranties of RadiSys contained in this Agreement will be correct as of the Closing, except for representations and warranties made as of a specific date, which representations and warranties need only be correct as of such date, and RadiSys will have performed all of its covenants and obligations under this Agreement to be performed as of the Closing.

                  5.2.2    Purchase Price. S-Link shall have received the Purchase Price.

                  5.2.3    Transfer Documents. S-Link shall have received from RadiSys assumption agreements in connection with the Assumed Liabilities and Contracts in a form and content reasonably acceptable to S-Link and S-Link’s counsel.

                  5.2.4    Bridge Loan Certificate. S-Link shall have received from RadiSys a certificate certifying that the Bridge Loan has been discharged and paid in full.

         5.3    Conditions to the Obligations of RadiSys. The obligations of RadiSys to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by RadiSys at or before the Closing of each of the following conditions:

                  5.3.1    Representations, Warranties and Covenants. The representations and warranties of S-Link and Gilchrist contained in this Agreement will be correct as of the Closing Date, except for representations and warranties made as of a specific date which representations and warranties need only be correct as of such date, and each of S-Link and Gilchrist will have performed all of its or his covenants and obligations under this Agreement to be performed as of the Closing.

                  5.3.2    Opinion of Counsel. RadiSys will have received from Pepper Hamilton LLP, counsel to S-Link, an opinion dated the Closing Date in a form reasonably acceptable to RadiSys.

                  5.3.3    Consents and Approvals. All nongovernmental consents and approvals required to be obtained by S-Link for consummation of the transactions contemplated by this Agreement will have been obtained, other than those that, if not obtained, would not, either singly or in the aggregate, have a Material Adverse Effect.

                  5.3.4    No Material Adverse Change. Since March 31, 2001, there will have been no material adverse change, or discovery of a condition or occurrence of an event that has resulted or reasonably can be expected to result in such change, in the business, properties, financial condition, or results of operations of S-Link, other than reductions in monthly expense and capital expenditures outlays to less than $300,000 made in consultation with RadiSys.

                  5.3.5    Escrow Letter and Good Standing Certificate. S-Link shall have delivered to RadiSys a good standing certificate from the applicable agency of the State of New Jersey. S-Link shall have set aside the amount identified by the New Jersey Bulk Transfer Division to cover its outstanding tax liabilities.

                  5.3.6    Related Party Agreements. All agreements or arrangements described on Schedule 4.1.20 (Related Parties), if requested by RadiSys, will have been terminated or amended to the reasonable satisfaction of RadiSys.

                  5.3.7    RadiSys Employee Agreements. RadiSys shall have received executed copies of the confidentiality, inventions assignment and noncompetition agreement substantially in the form of Exhibit B (“RadiSys Employee Agreement”) from the employees listed in Schedule 5.3.7.

                  5.3.8    Transfer Documents. RadiSys shall have received such executed bills of sale, assignments, properly endorsed certificates of title and other instruments of transfer and conveyance, in form reasonably satisfactory to RadiSys and its counsel, as are necessary to transfer and convey to RadiSys all S-Link’s right, title and interest in and to the Assets and S-Link shall take all steps as may be reasonably necessary to put RadiSys in actual possession and control of the Assets.

                  5.3.9    Delivery of Payoff Letters. S-Link shall have delivered payoff letters for all obligations of S-Link in excess of $10,000 individually and $50,000 in the aggregate, in the form attached as Exhibit C, executed by each of the creditors set forth in Schedule 5.3.9.

                  5.3.10    Name Change. S-Link shall have received all required approvals from its Board of Directors and its stockholders, and shall have caused the appropriate officers to sign such documents as are required, to change its name to a new name which shall be reasonably acceptable to RadiSys. S-Link shall file a certificate of amendment to effect such name change simultaneously with the Closing.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

         6.1    Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect one (1) year after the Closing Date. No Claim Notice, as defined below, shall be effective if delivered after the time period referred to in the preceding sentence.

         6.2    Indemnification by Gilchrist. From and after the Closing Date and subject to the limitations of this Article VI, Gilchrist will indemnify and hold harmless RadiSys and its officers, directors and stockholders from, for and against any such losses, costs, expenses, damages and liabilities, including reasonable non-expert and expert witness and attorneys’ fees (collectively, “Damages”), incurred by any of them by reason of or arising out of (a) any inaccuracy in any representation or warranty, or (b) any S-Link liability other than the Assumed Liabilities.

         6.3    Limitation. RadiSys shall make no claim for any indemnifiable losses unless the aggregate amount of such indemnifiable losses for RadiSys exceeds Twenty Thousand Dollars ($20,000). The maximum aggregate monetary liability of Gilchrist with respect to the indemnification obligation set forth in Section 6.2 shall not exceed the sum of One Million Dollars ($1,000,000).

         6.4    Claim Procedure for Indemnification. The obligations and liabilities of the Indemnifying Party (as hereinafter defined) shall be subject to the following terms and conditions:

                  6.4.1    Notice. The party seeking indemnification (the “Indemnified Party”) shall give written notice of its claim for indemnification to the appropriate indemnifying party (the “Indemnifying Party”) as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which entitle the Indemnified Party to indemnification under this Article VI; provided, however, that the failure to give a timely notice of a claim for indemnification shall not diminish the indemnification obligations under this Agreement except to the extent that notice is given after the time period specified in Section 6.1 or the delay in giving such notice materially adversely affects the ability of the Indemnifying Party to mitigate Damages with respect to any claim. The notice (“Claim Notice”) shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

                  6.4.2    Response to Third Party Claim. If the Claim Notice states that a claim has been asserted by a third party against an Indemnified Party (a “Third Party Claim”), the Indemnified Party shall undertake, conduct and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim.

         6.4.3    Diligent Conduct. If, within five (5) days after receipt by the Indemnified Party from Indemnifying Party of written notice that Indemnified Party is not diligently conducting the defense or attempted settlement in good faith, Indemnified Party does not provide reasonably sufficient evidence to Indemnifying Party that Indemnified Party is diligently conducting the defense or attempting settlement in good faith, Indemnifying Party shall thereafter have the right to contest, settle or compromise the Third Party Claim.

         6.5    Exclusive Remedy. The right to seek indemnification in accordance with the procedures set forth in this Article VI shall be the exclusive remedy of RadiSys for any and all claims, losses, liabilities, obligations, actions, audits, deficiencies, attorneys’ fees, fines, costs, damages and expenses claimed or incurred by RadiSys resulting from, relating to, or arising out of this Agreement; provided that the foregoing shall not prevent RadiSys from seeking equitable relief in the event of any breach or non-fulfillment of any covenant or agreement on the part of S-Link or Gilchrist under this Agreement.

ARTICLE VII
MISCELLANEOUS AND GENERAL

         7.1    Payment of Expenses. Each party will be responsible for the costs and expenses, including legal fees and financial expenses, incurred by it in connection with this Agreement, and the transactions contemplated by this Agreement.

         7.2    Entire Agreement. This Agreement, including the schedules and the exhibits to this Agreement, constitutes the entire agreement between the parties to this Agreement and supersedes all prior agreements, discussions, negotiations and understandings, oral and written, among the parties to this Agreement with respect to the subject matter of this Agreement including, without limitation, any written or oral communications or representations that any of the parties to this Agreement or any of their respective directors, officers, employees, affiliates, agents or representatives shall have provided or made to the other parties prior to the execution of this Agreement.

         7.3    Assignment. This Agreement is not assignable by any of the parties to this Agreement without the prior written consent of each of RadiSys and S-Link.

         7.4    Binding Effect; No Third Party Benefit. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns, subject to the restrictions on assignment contained in Section 7.3. Nothing express or implied in this Agreement is intended or will be construed to confer upon or give to a person, firm, or corporation other than the parties to this Agreement any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         7.5    Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, and supplemented at any time before or at the Closing only by written agreement executed and delivered by each of Gilchrist and by the duly authorized officers of S-Link and RadiSys.

         7.6    Notices. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement must be in writing and will be valid only if delivered personally or mailed, by certified or registered mail with postage prepaid and return receipt requested, or sent by overnight courier or facsimile (in case of facsimile with evidence of confirmed transmission) as follows:

         If to S-Link, to it at:

S-Link, Corp. 520 Fellowship Road, Suite C-304 Mt. Laurel, NJ 08054 Attention: Chief Executive Officer

         with copies to:

Pepper Hamilton LLP

The Liberty View Building 457 Haddonfield Road, Suite 420 Cherry Hill, New Jersey 08002 Attention: Julie R. Battista, Esquire

         If to RadiSys, to it at:

RadiSys Corporation 5445 NE Dawson Creek Parkway Hillsboro, Oregon 97124 Attention: Annette Mulee, General Counsel

         with copies to:

Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, Oregon 97204 Attention: John R. Thomas Fax: (503) 220-2480

         If to Gilchrist, to him at:

S-Link, Corp. 520 Fellowship Road, Suite C-304 Mt. Laurel, NJ 08054 Attention: Chief Executive Officer

         with copies to:

Pepper Hamilton LLP The Liberty View Building 457 Haddonfield Road, Suite 420 Cherry Hill, New Jersey 08002 Attention: Julie R. Battista, Esquire

         Any party may change the person or address for notices under this Agreement by notifying all other parties in writing of such change. All notices, requests, demands, waivers, and communications relating to this Agreement will be deemed to have been received on the date of delivery or on the third business day after the mailing in accordance with this Section 7.6.

         7.7    Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules.

         7.8    Attorneys’ Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees as fixed by final order of the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed by final order of the appellate court.

         7.9    Separability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

         7.10    Taxable Transaction. The parties acknowledge that the transaction contemplated by this Agreement is intended to be a taxable event and agree not to file any tax return or report or otherwise take a position with federal or state tax authorities that is inconsistent with this intent.

         7.11    Tax Clearance Certificate. As soon as reasonably practicable after the Closing Date, but in no event later than 30 days after the Closing Date, S-Link will deliver to RadiSys a tax clearance certificate from the applicable agency of the State of New Jersey.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Gilchrist and by the duly authorized officers of RadiSys and S-Link as of the date first hereinabove written.

RadiSys Corporation

By	/s/ GLENFORD J. MYERS Name: Glenford J. Myers Title: President and Chief Executive Officer

S-Link, Corp.

By	/s/ SEAMUS R. GILCHRIST Name: Seamus R. Gilchrist Title: President and Chief Executive Officer

/s/ SEAMUS GILCHRIST Seamus Gilchrist

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